     As filed with the Securities and Exchange Commission on June 8, 1998.
                                                          Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              BERNARD CHAUS, INC.
             (Exact name of registrant as specified in its charter)

          New York                                        13-2807386
(State or other jurisdiction of                 (I.R.S. Employer Identification
incorporation or organization)                                No.)

                         1410 Broadway
                       New York, New York                10018
              (Address of Principal Executive Offices) (Zip Code)


                              BERNARD CHAUS, INC.
                             1998 STOCK OPTION PLAN
                            (Full title of the plan)

                                Josephine Chaus
               Chairwoman of the Board and Office of the Chairman
                              Bernard Chaus, Inc.
                                 1410 Broadway
                            New York, New York 10018
                                 (212) 354-1280
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           Richard A. Goldberg, Esq.
                   Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed
              Title of                                                Maximum            Proposed Maximum
             Securities                        Amount           Offering Price Per          Aggregate                 Amount of
          to be Registered              to be Registered(1)            Share              Offering Price          Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share                  1,375,137 shares          $4.3125(2)            $5,930,278(2)               $1,749.43
===================================================================================================================================

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price Per Share represents the average of the high and low sale prices reported on the New York Stock Exchange, Inc. on June 4, 1998.

                                EXPLANATORY NOTE

         The first part of this Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the plan. The Prospectus filed as part of this Registration Statement has been prepared in accordance with Part I of Form S-3 and may be used for reofferings or resales of common stock previously acquired or to be acquired by the participants in the plan who are deemed control persons of the registrant.


                                     PART I

                            INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT



                          REOFFER PROSPECTUS PREPARED
                     IN ACCORDANCE WITH PART I OF FORM S-3









                              BEGINS ON NEXT PAGE

REOFFER PROSPECTUS


                              BERNARD CHAUS, INC.

                        1,375,137 SHARES OF COMMON STOCK

                            -----------------------

                   BERNARD CHAUS, INC. 1998 STOCK OPTION PLAN


                  This Prospectus is being used in connection with the reoffering by the certain officer and director named herein (the "Selling Stockholder") of Bernard Chaus, Inc., a New York corporation ("Chaus" or the "Company"), of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company previously acquired by the Selling Shareholder pursuant to the Bernard Chaus, Inc. 1998 Stock Option Plan (the "Plan"). The Company will not receive any proceeds from the sale of these securities, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Stockholder. See "Use of Proceeds."

                  All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

                  The Common Stock is traded on the New York Stock Exchange under the symbol "CHS." On June 4, 1998, the last reported sales price for the Common Stock on the NYSE was $4.3125 per share.

                  SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                  -----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------



                  The date of this Prospectus is June 8, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, DC 20549, or at the Commission's regional offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. The Common Stock is traded on the NYSE, and the Company's reports, proxy statements and other information can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-8 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act" ), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the Commission may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

         Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission. The Registration Statement of which this Prospectus forms a part has been filed electronically through the Commission's Electronic Data Gathering Analysis and Retrieval System and may be obtained through the Commission's website on the Internet (http://www.sec.gov).


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on November 7, 1997.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.

         3. Proxy Statement, dated November 12, 1997, with respect to the Annual Meeting of Stockholders held on December 8, 1997.

         4. The description of the Company's Common Stock, which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits). Requests for such copies should be directed to: Bernard Chaus, Inc., 1410 Broadway, New York, New York 10018, Attention: Chief Executive Officer, telephone (212) 354-1280.

         This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, and
Section 21E of the Exchange Act, which generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project" or "continue" or the negatives thereof or other variations thereon or similar terminology. Such statements appear in a number of places in this Prospectus or the documents incorporated by reference into this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, regarding, among other items, (i) anticipated trends in the Company's business, (ii) future expenditures for capital projects, (iii) the Company's ability to continue to control costs and maintain quality, (iv) the Company's business strategies, and (v) the Company's projected financial information. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others, (a) changes in the Company's markets as a result of economic influences, (b) the Company's history of losses, or (c) changes in the competitive marketplace, including new products and pricing changes by the Company's competitors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                                  THE COMPANY

         The Company designs, arranges for the manufacture of and markets an extensive range of women's career and casual sportswear which are marketed principally under the CHAUS(Registered Trademark), CHAUS SPORT(Registered Trademark) and NAUTICA(Registered Trademark) trademarks. The Company's products are sold nationwide through department store chains, speciality retailers and other retail outlets. Beginning in late fiscal 1994, the Company repositioned its Chaus product line at the high end of the "upper moderate" through the opening price points of the "better" categories. In September 1995, the Company entered into a license agreement (the "Nautica License Agreement") with Nautica Apparel, Inc. ("Nautica"), a leading name in men's apparel, pursuant to which the Company obtained an exclusive license to design, contract for the manufacture of and market a new women's apparel line under the Nautica brand name. The Company commenced sales of products in its licensed Nautica line in August 1996. The Nautica product line is being positioned in the "better" to "bridge" categories.

         The Company's products currently are divided into two principal product categories: (i) career sportswear and (ii) weekend casual sportswear. In late fiscal 1994, the Company shifted its product focus from single, fashion-driven items to full collections with an emphasis on traditional styling. With this repositioning, the Company also has enhanced its design and quality and, by August 1997, the Company had successfully repositioned its Chaus product line into the opening price points of the "better" category. The Company's career and weekend casual sportswear are marketed as coordinated groups of jackets, skirts, pants, blouses, sweaters and related accessories which, while sold as separates, are coordinated by styles, color schemes and fabrics and are designed to be merchandised and worn together. The Company believes that the target consumers for its products are women aged 24 to 64.

         The Company produces collections of each of these product lines for each of its five principal selling seasons: Spring, Summer, Fall I, Fall II and Holiday. Spring and Fall traditionally have been the Company's major selling seasons. Beginning in fiscal 1996, the Company combined the Spring I and Spring II seasons into one Spring season, thus reducing the selling seasons from six to five.

         The Company's principal executive offices are located at 1410 Broadway, New York, New York 10018, telephone: (212) 354-1280.

                                  RISK FACTORS

         In addition to the other information included in, or incorporated by reference into this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. An investment in the Common Stock offered hereby involves a high degree of risk. Purchasers should carefully consider the following risk factors, as well as all other information set forth or incorporated in the Prospectus before purchasing any Common Stock offered hereby. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements. Such statements are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from the results discussed in the forward looking statements due to a number of factors, including, but not limited to, those identified below.

HISTORY OF LOSSES; DECLINING REVENUE BASE

         The Company sustained net losses of $27.9 million, $24.4 million and $16.5 million in fiscal 1995, 1996 and 1997, respectively. In addition, during such period the Company's revenues declined from $181.7 million in fiscal 1995 to $170.6 million in fiscal 1996 to $160.1 million in fiscal 1997. The Company also experienced a reduction in the number of individual stores within its major customer groups in which its products were sold during this period. The Company believes that the implementation of its restructuring program and other initiatives it has taken will improve operating results. Although the Company's sales increased in the first nine months of fiscal 1998 over the prior fiscal year and it had net earnings for the nine month period of approximately $3,765,000, no assurance can be given that revenues will continue to increase, that the number of stores within which the Company's products are sold will continue to increase or that the Company will be profitable for the full fiscal year or thereafter.

NEGATIVE CASH FLOW

         The Company has had negative cash flow from operations of $4.8 million, $22.7 million, $11.0 million and $20.9 million in fiscal 1995, 1996 and 1997 and the first nine months of fiscal 1998, respectively. The Company's business plan requires the availability of sufficient cash flow and borrowing capacity to finance its existing product lines and develop and market its licensed Nautica product lines. The Company expects to satisfy such requirements through cash flow from operations, proceeds from its January 1998 rights offering and borrowings under its credit facility. Although there can be no assurance, the Company believes that if it achieves its projections, the Company will have sufficient cash flow and credit availability to meet its needs for the foreseeable future. There can be no assurance that the Company will achieve its projections.

HIGH BORROWING LEVELS

         At March 31, 1998, the Company had short-term debt of $13.7 million and long-term debt of $13.8 million. The Company debt levels may increase in the future to the extent it must seek to borrow to meet its working capital needs.

OBLIGATIONS UNDER NAUTICA LICENSE AGREEMENT; SUCCESS OF NAUTICA PRODUCT LINE

         The Company's obligations under the Nautica License Agreement include meeting minimum sales targets, making minimum royalty and advertising payments and the requirement that Andrew Grossman continue in his position as Chief Executive Officer during the Nautica License Agreement's term. There can be no assurance that the conditions to the continuance of the Nautica License Agreement will be met or that the Company's licensed Nautica product line will be successful.

         In connection with the Nautica license, Nautica has asserted that the Company has not complied with and is not in compliance with all of the terms of the Nautica License Agreement. To date, Nautica has not sought to exercise any rights or remedies under the Nautica License Agreement. The Company believes that Nautica's claims are baseless and without merit. Notwithstanding that the Company believes that it has claims against Nautica for its failure to perform under the terms of the Nautica License Agreement and that the claims asserted by Nautica are baseless, the Company (i) is performing and will continue to perform all of its obligations under the Nautica License Agreement, and (ii) intends to enforce all of its rights and remedies under the Nautica License Agreement.

         The Company commenced sales of its licensed Nautica products in August 1996. The Company's Nautica product line has experienced intense competition from other designer labels. To date, the Company's Nautica product line has not generated the levels of revenues which had been anticipated and there can be no assurance that such revenues will increase in the foreseeable future, if ever.

APPAREL RETAILING CYCLES

         The apparel industry is a cyclical industry heavily dependent on the overall level of consumer spending, with purchases of apparel and related goods tending to decline during periods when disposable income is low, but also declining at other times. A difficult retail environment could result in higher than normal levels of promotional sales by the Company, thereby reducing the Company's gross profit margins.

CHANGES IN FASHION TRENDS

         The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. There can be no assurance, however, that the Company will be successful in this regard. The Company attempts to minimize the risk of changing fashion trends and product acceptance by producing a wide selection of garments during a particular selling season and by closely monitoring retail sales of its products. However, if the Company misjudges the market for a number of products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have an adverse effect on the Company's results of operations.

DEPENDENCE ON MAJOR CUSTOMERS

         The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses. At June 30, 1997 and 1996, approximately 62% and 66%, respectively, of the Company's accounts receivables were due from department store customers owned by four single corporate entities. During fiscal 1997, approximately 63% of the Company's net sales were made to department store customers owned by four single corporate entities, as compared to 60% in fiscal 1996 and 55% in fiscal 1995. Sales to Dillard's Department Stores accounted for 33% of net sales in fiscal 1997, 29% of net sales in fiscal 1996 and 22% of net sales in fiscal 1995. Sales to nine department store companies owned by The May Department Stores Company accounted for approximately 16% of the Company's net sales in fiscal 1997, 10% of net sales in fiscal 1996 and 15% of net sales in fiscal 1995. Sales to eight department store companies owned by Federated Department Stores accounted for approximately 8% of net sales in fiscal 1997, 5% of net sales in fiscal 1996 and 11% of net sales in fiscal 1995. Sales to two department store customers owned by TJX Companies, Inc. accounted for approximately 6% of net sales in fiscal 1997, 16% of net sales in fiscal 1996 and 7% of net sales in fiscal 1995. The percentages of net sales are based upon stores owned by the four corporate entities at the end of fiscal 1997. As a result of the Company's dependence on these customers, they may have the ability to influence the Company's business decisions. The loss of or significant decrease in business from any of its major customers would have a material adverse effect on the Company's financial position and results of operations.


DEPENDENCE ON FOREIGN SOURCING; LONG LEAD TIMES

         During fiscal 1997, the Company's products were manufactured through third party foreign contractors, principally in South Korea, Hong Kong, Taiwan, China, Indonesia and elsewhere in the Far East. As a result, the Company may be adversely affected by political instability resulting in the disruption of trade from foreign countries in which the Company's manufacturers and suppliers are located, the imposition of additional regulations relating to imports or duties, taxes and other charges on imports, any significant decreases in the value of the dollar against foreign currencies and restrictions on the transfer of funds. In addition, the Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries. Furthermore, because the Company's foreign manufacturers are located at significant geographic distances from the Company, the Company is generally required to allow greater lead time for foreign orders. In addition, because orders from the Company's customers generally precede the related shipping period by up to five months and the Company must make substantial advance commitments to its suppliers (often as many as seven months prior to the receipt of firm orders for the related merchandise), a lead time of as long as twelve months may be required between the time the Company commits to a supplier and the time of shipping. This reduces the Company's manufacturing flexibility which increases the risks associated with changes in fashion trends or consumer preferences.

SEASONALITY AND QUARTERLY FLUCTUATIONS

         Historically, the Company's sales and operating results fluctuate by quarter, with the greatest sales occurring in the Company's first and third fiscal quarters. It is in these quarters that the Company's Fall and Spring product lines, which traditionally have had the highest volume of net sales, are shipped to customers, with revenues generally being recognized at the time of shipment. As a result, the Company experiences significant variability in its quarterly results and working capital requirements. Moreover, delays in shipping can cause revenues to be recognized in a later quarter, resulting in further variability in such quarterly results.

COMPETITION

         There is intense competition in the sectors of the apparel industry in which the Company participates. The Company competes with many other apparel companies, some of which are larger and have better established brand names and greater resources than the Company. In some cases, the Company also competes with private-label brands of its department store customers. The Company believes that, in order to be successful in its industry, it must be able to evaluate and respond to changing consumer demand and taste and to remain competitive in the areas of style, quality and price while operating within the significant production and delivery constraints of the industry. Furthermore, the Company's traditional department store customers, which account for a substantial portion of the Company's business, encounter intense competition from so-called "off-price" and discount retailers, mass merchandisers and specialty stores. The Company believes that its ability to increase its present levels of sales will depend on such customers' ability to maintain their competitive position.

DEPENDENCE UPON KEY PERSONNEL

         The success of the Company is dependent upon the personal efforts and abilities of Ms. Chaus, its Chairwoman of the Board, and Andrew Grossman, its Chief Executive Officer. The Company has no employment agreement with Ms. Chaus, its principal stockholder. The Company has an employment agreement with Mr. Grossman for a term ending in September 2000, with an extension at the option of the Company until September 2004, pursuant to which Mr. Grossman has agreed not to compete with the Company during the term of the agreement or, if the Company terminates the agreement (with certain exceptions), for a period of up to two years after such termination depending on the basis for termination. The Company believes that the loss of the services of either Ms. Chaus or Mr. Grossman would likely have an adverse effect on the Company. The Company maintains key man life insurance on the lives of Ms. Chaus and Mr. Grossman in the amounts of $35.0 million and $25.0 million, respectively. Furthermore, the Nautica License Agreement is conditioned upon Mr. Grossman continuing as Chief Executive Officer.

         On September 15, 1997, the Company announced the resignation of Wayne Miller, the Company's Chief Financial Officer. Pending the appointment of a successor to Mr. Miller, Barton Heminover, the Company's Vice President -- Corporate Controller and Assistant Secretary, together with the Company's financial advisors, will be responsible for discharging Mr. Miller's duties.

         In addition, the Company believes that its future success depends in part upon its ability to attract and retain qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel in the future.

CONTROL BY PRINCIPAL STOCKHOLDER

         Josephine Chaus, Chairwoman of the Board, member of the Office of the Chairman and principal stockholder of the Company, owns approximately 69.5% of the outstanding Common Stock. As a result of her stock ownership, Ms. Chaus has, and will continue to have, sufficient voting power to determine the direction and policies of the Company, the election of the directors of the Company, the outcome of any other matter submitted to a vote of stockholders, and to prevent or cause a change in control of the Company.

POTENTIAL CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

         Certain conflicts of interest may arise as a result of Ms. Chaus' position as a director, member of the Office of the Chairman and majority stockholder of the Company. There have been a number of related party transactions between Ms. Chaus and the Company, principally involving her provision of credit support to the Company which ended in January 1998. Such transactions are negotiated with a special committee made up of the disinterested members of the Board of Directors of the Company which, where appropriate, seeks the advice of an independent investment banking firm in connection with the approval of any such transaction. When stockholder approval is sought, Ms. Chaus, as majority stockholder, has the ability to approve any such matter without the affirmative vote of any other stockholder of the Company.

LITIGATION

         The Company is involved as a defendant in certain legal proceedings incidental to its business. The Company believes that the outcome of these legal proceedings will not have a material adverse impact on its financial position or operations.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock is highly volatile. Factors such as quarterly variations in the Company's results of operations and changes in general market conditions could cause the market price of the Company's Common Stock to fluctuate significantly.

CONTINUED LISTING OF THE COMMON STOCK ON THE NYSE

         The Company does not currently satisfy certain of the conditions for continued listing on the NYSE. The Company has submitted a business plan for the re-attainment of compliance with the continued listing standards of the NYSE. The NYSE has informed the Company in writing that it will be monitoring such plan on a quarterly basis and that the Company's ability to maintain its listing in the NYSE will be dependent upon meeting such plan. Accordingly, there can be no assurance that the NYSE will not undertake to suspend the Common Stock from trading, or delist the Common Stock, in the future.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of these securities, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Stockholder. If the Selling Stockholder elects to exercise all of his options under which the shares of Common Stock are acquired after such options become exercisable, the estimated net proceeds to the Company would be approximately $4,276,676 (excluding expenses of the offering estimated to be approximately $50,000). The Company intends to apply the net proceeds, if any, received by the Company from the exercise of such options for working capital and general corporate purposes.


                                DIVIDEND POLICY

                  The Company has not declared or paid cash dividends or made other distributions on its Common Stock since prior to its initial public offering of Common Stock in 1986. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not expect to declare or pay any dividends in the foreseeable future. In addition, the Company's credit facility prohibits the Company from declaring dividends or making other distributions on its capital stock.


                              SELLING STOCKHOLDER

         The following table sets forth certain information with respect to the Selling Stockholder as of May 2, 1998. The Selling Stockholder is the Chief Executive Officer and a member of the Office of the Chairman of the Company. The shares of Common Stock set forth therein are being included in the Registration Statement of which this Prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholder by contractual obligations. The Company will not receive any proceeds from the sale of these securities, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Stockholder. See "Use of Proceeds."


                                       BENEFICIAL OWNERSHIP              SHARES OF               BENEFICIAL OWNERSHIP OF
             NAME OF                         OF SHARES                  COMMON STOCK           SHARES OF COMMON STOCK AFTER
       SELLING STOCKHOLDER                OF COMMON STOCK             OFFERED FOR SALE       GIVING EFFECT TO PROPOSED SALE
       -------------------                ---------------             ----------------       ------------------------------
Andrew Grossman                              1,400,144                   1,375,137                        25,007
                                             ---------                   ---------                        ------
TOTAL                                        1,400,144                   1,375,137                        25,007
                                             =========                   =========                        ======


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholder that there are no underwriting arrangements with respect to the sale of the above securities (collectively, the "Selling Stockholder Securities"). Any or all of the Selling Stockholder Securities may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Selling Stockholder Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Selling Stockholder Securities for whom they may act as agents. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of the Selling Stockholder Securities may be deemed to be underwriters under the Securities Act, and any profit on the sale of the Selling Stockholder Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of the Selling Stockholder Securities by the Selling Stockholder may be effected in one or more transactions that may take place on the NYSE, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Stockholder in connection with such sales of securities.

         In order to comply with certain states securities laws, if applicable, the Selling Stockholder Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Selling Stockholder Securities may not be sold unless the Selling Stockholder Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Selling Stockholder Securities may be sold in accordance with Rule 144 promulgated under the Securities Act.


                                 LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the years ended June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                     TABLE OF CONTENTS

                                                        Page

Additional Information                                     2

Incorporation of Certain Documents by
   Reference                                               2

The Company                                                3

Risk Factors                                               4

Use of Proceeds                                            7

Dividend Policy                                            8

Selling Stockholder                                        8

Plan of Distribution                                       8

Legal Matters                                              9

Experts                                                    9


                              1,375,137 SHARES OF
                                  COMMON STOCK





                              BERNARD CHAUS, INC.












                                   PROSPECTUS















                                  JUNE 8, 1998

                                    PART II

                            INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

          The following documents, which have been filed by Bernard Chaus, Inc., a New York corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

          (a) The Registrant's Annual Report on Form 10-K for the period ended June 30, 1997, as amended by the Registrant's Annual Report on Form 10-K/A filed with the Commission on November 7, 1997.

          (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.

          (c) The description of the Registrant's common stock, par value $.01 per share ("Common Stock"), which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the time of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interest of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Sections 722 and 726 of the New York Business Corporation Law (the "BCL") grant the Registrant broad powers to indemnify and insure its directors and officers against liabilities they may incur in such capacities. In accordance therewith, the Registrant's Restated Certificate of Incorporation, as amended (the "Charter"), and By-Laws provide for the fullest indemnification of an officer or a director of the Company under the BCL. The Charter also eliminates personal liability for any breach of directors' duty to the Registrant and its stockholders, provided that such breach does not result from
(a)(i) an act or omission in bad faith, (ii) intentional misconduct or (iii) a knowing violation of law, (b) a transaction from which a director derived a personal benefit or financial gain to which the director was not entitled, or (c) the approval of dividends, stock repurchases, asset distributions or loans to directors in violation of the BCL.

          The Registrant has entered into agreements with its directors and certain of its officers that require the Registrant to indemnify such persons against expenses, including attorneys' fees, judgments, fines, settlements and other amounts incurred directly or indirectly in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person served as a director or officer of the Registrant or any of its affiliated enterprises, provided that such indemnification is consistent with the BCL. The agreements also require the Registrant to carry directors' and officers' liability insurance for as long as such person serves in a capacity that exposes such person to liability unless and until the Registrant's Board of Directors decides that the cost of the insurance does not justify the benefit. The Company has purchased such directors' and officers' liability insurance covering certain liabilities which may be incurred by its directors and officers in the performance of their services for the Registrant.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits

          The following exhibits are filed as part of this registration statement:

          4.1     Bernard Chaus, Inc. 1998 Stock Option Plan.

          5.1     Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

         23.1     Consent of Deloitte & Touche, LLP.

         23.2 Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in Exhibit 5.1).

         24 Power of Attorney (included in signature page to this registration statement).


Item 9.  Undertakings.

          (a)     The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events
                             arising after the effective date of the
                             registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of May, 1998.

                                                       BERNARD CHAUS, INC.

                      By:    /s/ Josephine Chaus
                             ------------------------
                             Josephine Chaus
                             Chairwoman of the Board and Office of the Chairman

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Josephine Chaus and Barton Heminover, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                   Title                                    Date
 /s/ Josephine Chaus                      Chairwoman of the Board and Office of
-------------------------                 the Chairman                                         May 27, 1998
Josephine Chaus

 /s/ Andrew Grossman                      Chief Executive Officer and Office of
-------------------------                 the Chairman                                         May 27, 1998
Andrew Grossman

 /s/ Harvey M. Krueger                    Director
-------------------------
Harvey M. Krueger                                                                              May 27, 1998

 /s/ S. Lee Kling                         Director
-------------------------
S. Lee Kling                                                                                   May 27, 1998

 /s/ Philip G. Barach                     Director
-------------------------
Philip G. Barach                                                                               May 27, 1998

 /s/ Barton Heminover                     Vice President - Corporate Controller
-------------------------                 (principal accounting officer)                       May 27, 1998
Barton Heminover




                              BERNARD CHAUS, INC.
                                    FORM S-8
                             REGISTRATION STATEMENT

                                 EXHIBIT INDEX

EXHIBIT

4.1       Bernard Chaus, Inc. 1998 Stock Option Plan.

5.1       Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

23.1      Consent of Deloitte & Touche, LLP.
